SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                           Coda Music Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 19188P 10 8
     -----------------------------------------------------------------------
                                 (CUSIP Number)



Check  the  following  box if a fee is being  paid with the  statement  [ ].
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                Page 1 of 7 Pages

                                  SCHEDULE 13G


CUSIP No.  19188P 10 8                                 Page 2  of  7  Pages
          ------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Cherry Tree Ventures IV, a limited partnership
    FIN:  41-1690827
-------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) X
                                                                    (b) [ ]
-------------------------------------------------------------------------------

3   SEC USE ONLY

-------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Minnesota
-------------------------------------------------------------------------------
  NUMBER OF          5         SOLE VOTING POWER
    SHARES
 BENEFICIALLY                  526,835
   OWNED BY
     EACH        --------------------------------------------------------------
  REPORTING
    PERSON
     WITH            6         SHARED VOTING POWER

                               0
                 --------------------------------------------------------------

                     7         SOLE DISPOSITIVE POWER

                               566,835 (inclds 40,000 shrs. obtainable upon exercise of optns/warrnt)

                 --------------------------------------------------------------
                     8         SHARED DISPOSITIVE POWER

                               0
-------------------------------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    566,835 (includes 40,000 shrs. obtainable upon exercise of options and warrants)
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.09%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
-------------------------------------------------------------------------------

CUSIP No. 19188P 10 8                                   Page  3  of  7  Pages
          -----------------


-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gordon F. Stofer
    SS#:  293 46 6310
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) X
                                                                      (b) [ ]

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Minnesota
-------------------------------------------------------------------------------
 NUMBER OF          5     SOLE VOTING POWER
  SHARES
 BENEFICIALLY             14,131
  OWNED BY
    EACH          -------------------------------------------------------------
 REPORTING
  PERSON            6     SHARED VOTING POWER
   WITH
                          526,835
                  -------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER

                          14,131
                  -------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          566,835 (inclds 40,000 shrs obtainable upon exer.
                          of optns/warrnts)
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    580,966 (includes 40,000 shrs. obtainable upon exercise of options or warrants)
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.42%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-------------------------------------------------------------------------------

CUSIP No.   19188P 10 8                                  Page  4  of  7  Pages
          -----------------------


-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Tony J. Christianson
    SS#:  468 62 0275
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) X
                                                                      (b) [ ]

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Minnesota
-------------------------------------------------------------------------------
   NUMBER OF       5   SOLE VOTING POWER
    SHARES
  BENEFICIALLY         0
   OWNED BY        ------------------------------------------------------------
     EACH
  REPORTING        6   SHARED VOTING POWER
    PERSON
     WITH              526,835

                   ------------------------------------------------------------

                   7   SOLE DISPOSITIVE POWER
                                    0
                   ------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       566,835 (inclds 40,000 shrs obtainable upon exer. of
                               optns/wrrnts)
-------------------------------------------------------------------------------
9   AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY EACH  REPORTING  PERSON

    566,835  (includes 40,000 shrs obtainable upon exercise of options
              & warrants)
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.09%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
-------------------------------------------------------------------------------

                                                                   Page 5 of 7
Item 1(a)     Name of Issuer

              Coda Music Technology, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              6210 Bury Drive
              Eden Prairie, MN   55346-1718


Item 2(a)     Name of Person Filing:

              This statement is filed on behalf of Cherry Tree Ventures IV, a Limited Partnership, and on behalf of Gordon F. Stofer and Tony J. Christianson who are Managing General Partners of Cherry Tree Ventures IV.

Item 2(b)     Address of Principal Business Office or, if none, Residence:

              1400 Northland Plaza
              3800 West 80th Street
              Minneapolis, MN 55431

              Each of Gordon F. Stofer and Tony J. Christianson has the above address.

Item 2(c)     Citizenship: Partnerships are organized in Minnesota.

              Each of Gordon F. Stofer and Tony J. Christianson is a citizen the United States.

Item 2(d)     Title of Class of Securities:

              Common Stock

Items 2(e)    CUSIP Number:

              19188P 10 8

Item 3 If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(d), Check Whether the Person Filing is a:

              Not Applicable.

                                                                Page of 6 of 7
Item 4        Ownership:

              (a)      Amount Beneficially Owned:
                       See pages 2, 3 & 4 - Item 9

                       Mr. Stofer and Mr. Christianson are members of this group because of their positions as Managing General Partners of Cherry Tree Ventures IV; voting and control is based on their role as Managing General Partners of Cherry Tree Ventures IV and they disclaim beneficial ownership of those shares.

              (b)      Percent of Class:

                       See pages 2, 3 & 4 - Item 11


              (c)      Number of shares as to which such person has:

                       (i) sole power to vote or to direct the vote:

                                see pages 2, 3, & 4, Items 5-8

                       (ii) shared power to vote or to direct the vote:

                                see pages 2, 3, & 4, Items 5-8

                       (iii) sole power to dispose or to direct the
                             disposition of:

                                see pages 2, 3, & 4, Items 5-8

                       (iv) shared power to dispose or to direct the
                            disposition of:

                                see pages 2, 3, & 4, Items 5-8

Item 5        Ownership of Five Percent or Less of a Class:

              Not applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              Not Applicable.

Item 7 Identification and Classificaiton of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:

              Not Applicable.

                                                                   Page 7 of 7
Item 8        Identification and Classification of Members of the Group:

              The Group is Cherry Tree Ventures IV. Mr. Stofer and Mr. Christianson are members of this Group because of their positions as Managing General Partners of Cherry Tree Ventures IV, voting and control is based on their roles as Managing General Partners of Cherry Tree Ventures IV and they disclaim beneficial ownership of those shares.

Item 9        Notice of Dissolution of Group:

              Not Applicable.

Item 10       Certification:

              Not Applicable.




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 30, 1997                            CHERRY TREE VENTURES IV,
                                                   A LIMITED PARTNERSHIP


By /s/ Tony J. Christianson                        By /s/ Tony J. Christianson
     Tony J. Christianson                             Tony J. Christianson
     Individual                                       Managing General Partner



By /s/ Gordon F. Stofer                           By /s/ Gordon F. Stofer
     Gordon F. Stofer                                 Gordon F. Stofer
     Individual                                       Managing General Partner